Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-158270 on Form S-1 of (1) our report dated March 25, 2009 (May 18, 2009 as to the effects of the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, and related disclosure in Notes 2, 3, 15, 16, 17 and 18), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation and the retrospective adjustments related to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements) appearing in the Current Report on Form 8-K of Clearwire Corporation filed on May 18, 2009, and (2) our report dated March 11, 2008 (March 25, 2009 as to Note 19), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123 (R), Share-Based Payment) appearing and included in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Seattle, Washington
May 18, 2009